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                                                                     EXHIBIT 4.4








                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               DRAXIS HEALTH INC.,

                                       AND

                       BLOCK DRUG COMPANY (CANADA) LIMITED

                                       AND

                            BLOCK DRUG COMPANY, INC.

                                      DATED

                                   MAY 3, 2000


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                                TABLE OF CONTENTS


1.       DEFINITIONS ........................................................ 1

2.       PURCHASE OF CERTAIN ASSETS ......................................... 4

         2.1    SALE AND PURCHASE ........................................... 4

         2.2    PURCHASE PRICE .............................................. 4

         2.3    ALLOCATION OF PURCHASE PRICE ................................ 5

         2.4    ADDITIONAL GOOD WILL PAYMENTS ............................... 5

         2.5    TRANSFER TAXES .............................................. 7

3.       PURCHASE OF ADDITIONAL ASSETS ...................................... 8

         3.1    ADDITIONAL ASSET AUDIT ...................................... 8

         3.2    ADDITIONAL ASSETS ........................................... 8

         3.3    PAYMENT AND PASSAGE OF TITLE ................................ 8

         3.4    PRE-CLOSING DATE PURCHASE OF ADDITIONAL ASSETS .............. 8

4.       SUPPLY OF PRODUCT BY SELLER ........................................ 9

         4.1    MANUFACTURE AND SUPPLY OF PRODUCT ........................... 9

         4.2    MANUFACTURE OF SPECTROGRAM 2 ................................ 9

         4.3    TRANSITIONAL REBATE ......................................... 9

         4.4    COST OF GOODS REDUCTION .................................... 10

5.       SELLER OBLIGATIONS NOT ASSUMED .................................... 10

         5.1    EXISTING OBLIGATIONS NOT ASSUMED ........................... 10

6.       REPRESENTATIONS AND WARRANTIES OF SELLER .......................... 11

         6.1    CORPORATE STANDING ......................................... 11


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         6.2    AUTHORIZATION .............................................. 11

         6.3    TITLE TO ASSETS ............................................ 11

         6.4    UNDISCLOSED LIABILITIES .................................... 12

         6.5    ASSETS ..................................................... 12

         6.6    ASSETS/PRODUCT SHELF-LIFE .................................. 12

         6.7    PENDING PROCEEDINGS ........................................ 12

         6.8    SETTLED PROCEEDINGS ........................................ 13

         6.9    ASSET RELATED FILES ........................................ 13

         6.10   COMPLIANCE WITH LAWS ....................................... 13

         6.11   CONTRACTS .................................................. 13

         6.12   LEVY NON-COMPETITION AGREEMENTS ............................ 14

         6.13   LICENSES, PERMITS AND CONSENTS ............................. 15

         6.14   NO FINDER FEE DUE .......................................... 15

         6.15   FINANCIAL DATA ............................................. 15

         6.16   MATERIAL ADVERSE CHANGE .................................... 16

         6.17   NO PRIOR LICENSES OR OPTIONS ............................... 16

         6.18   ORDERS AFTER CLOSE OF BUSINESS ON THE CLOSING DATE ......... 16

         6.19   BUSINESS CONTINUATION ...................................... 16

         6.20   CLAIMS AND LITIGATION ...................................... 17

         6.21   SELLER IS NOT A NON-RESIDENT ............................... 17

         6.22   ASSET LOCATION ............................................. 17

         6.23   TAX MATTERS ................................................ 17

         6.24   DISCLOSURE OF FORMULA ...................................... 17


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         6.25   NO OTHER TRADEMARKS ........................................ 17

         6.26   COSMETIC CLASSIFICATION .................................... 18

         6.27   ACCURACY OF REPRESENTATIONS ................................ 18

7.       REPRESENTATIONS AND WARRANTIES OF BLOCK ........................... 18

         7.1    CORPORATE STANDING ......................................... 18

         7.2    AUTHORIZATION .............................................. 18

         7.3    FINDERS' FEE ............................................... 19

         7.4    LITIGATION AND COMPLAINTS .................................. 19

         7.5    ACCURACY OF REPRESENTATIONS ................................ 19

8.       COVENANTS OF SELLER ............................................... 20

         8.1    LIABILITY INSURANCE ........................................ 20

         8.2    CONTINUATION OF NORMAL BUSINESS PRACTICES .................. 20

         8.3    CONFIDENTIALITY ............................................ 20

         8.4    NO PUBLIC ANNOUNCEMENTS .................................... 20

         8.5    ORDER PROCESSING ........................................... 21

         8.6    ACCOUNTS RECEIVABLE ........................................ 21

         8.7    MAINTENANCE OF BOOKS AND RECORDS ........................... 21

         8.8    ACCESS TO BOOKS AND RECORDS ................................ 22

         8.9    BULK SALES ................................................. 22

         8.10   CUSTOMERS .................................................. 22

         8.11   LEVY NON-COMPETITION AGREEMENTS ............................ 23

         8.12   SELLER SALES BETWEEN EXECUTION DATE AND CLOSING DATE ....... 23


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     8.13  SELLER GUARANTEE ......................................... 23

     8.14  U.S. INVENTORY ........................................... 23

9.   COVENANTS OF BLOCK ............................................. 23

     9.1   CONFIDENTIALITY .......................................... 23

     9.2   PUBLIC ANNOUNCEMENTS ..................................... 23

     9.3   ACCOUNTS RECEIVABLE ...................................... 24

     9.4   BDC GUARANTEE ............................................ 24

     9.5   WALGREENS/SELLER DISPUTE ................................. 24

10.  THIRD PARTY CLAIMS ............................................. 25

     10.1  MANUFACTURED AND SOLD BY SELLER .......................... 25

     10.2  MANUFACTURED FOR SALE BY SELLER BUT SOLD BY BLOCK ........ 25

     10.3  MANUFACTURED BY DPI AND SOLD BY BLOCK .................... 25

     10.4  MANUFACTURED BY AND SOLD BY BLOCK ........................ 25

11.  TRADE PROMOTIONS ............................................... 25

     11.1  TRADE PROMOTIONS BY SELLER RELATING TO PRODUCT
           SOLD BY SELLER ........................................... 25

     11.2  TRADE PROMOTIONS BY SELLER BUT PRODUCT SOLD BY BLOCK ..... 26

12.  TRANSITIONAL PERIOD ............................................ 26

     12.1  PRODUCT PACKAGING ........................................ 26

     12.2  REASSIGNMENT OF DRUG IDENTIFICATION NUMBER ............... 26

13.  INTELLECTUAL PROPERTY/TOLL-FREE TELEPHONE NUMBERS .............. 27

     13.1  DOMAIN NAME .............................................. 27

     13.2  SELLER WEB PAGE DOCUMENTS ................................ 27


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     13.3  WEB SITE ACCESS .......................................... 27

     13.4  TOLL-FREE TELEPHONE NUMBERS .............................. 27

14.  INDEMNIFICATION ................................................ 27

     14.1  INDEMNIFICATION BY SELLER ................................ 27

     14.2  INDEMNIFICATION BY BLOCK ................................. 28

     14.3  PROMPT NOTICE REQUIRED ................................... 28

     14.4  INDEMNITOR MAY SETTLE .................................... 29

     14.5  NO SETTLEMENT BY INDEMNITEE .............................. 29

     14.6  MINIMUM CLAIMS ........................................... 30

15.  RESTRICTIVE COVENANT ........................................... 30

     15.1  NO COMPETITIVE PRODUCTS .................................. 30

     15.2  INCIDENTAL INVESTMENTS ................................... 31

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES ..................... 31

17.  UNSUPPORTED DEDUCTIONS ......................................... 31

18.  PRODUCT RETURNS ................................................ 32

     18.1  ORDERS ON OR PRIOR TO CLOSING DATE ....................... 32

     18.2  SHIPPED AFTER CLOSING DATE ............................... 32

     18.3  PRESUMED SHIPPED PRIOR TO CLOSING DATE ................... 32

     18.4  BLOCK TO PURCHASE USABLE RETURNS ......................... 32

19.  CONTRACT CLOSING FOR SELLER .................................... 32

     19.1  TITLE TO TRADEMARKS ...................................... 32

     19.2  ESCROW AGREEMENT ......................................... 32

     19.3  SUPPLY AGREEMENT AND TECHNICAL ASSISTANCE AGREEMENT ...... 33


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     19.4  FUNDS TO BE PAID ON CLOSING .............................. 33

     19.5  CONFIRMATION OF BLOCK SATISFACTION WITH SECTION 8.10 ..... 33

     19.6  ABOVE IS CONDITION PRECEDENT ............................. 33

20.  CONTRACT CLOSING FOR BLOCK ..................................... 33

     20.1  DELIVERY BY SELLER ....................................... 33

     20.2  CONDITIONS PRECEDENT ..................................... 35

21.  DISPUTE RESOLUTION ............................................. 35

     21.1  DISPUTES ................................................. 35

     21.2  NEGOTIATIONS ............................................. 35

     21.3  MEDIATION ................................................ 35

     21.4  ARBITRATION .............................................. 37

     21.5  ONLY PROCEDURE FOR SETTLING DISPUTES ..................... 39

22.  ASSIGNMENT ..................................................... 39

23.  NOTICES ........................................................ 40

     23.1  WRITTEN NOTICE ONLY ...................................... 40

     23.2  MANNER OF GIVING NOTICE .................................. 40

     23.3  CLOSING DATE OF NOTICE ................................... 40

     23.4  NOTICE TO BLOCK .......................................... 41

     23.5  NOTICE TO SELLER ......................................... 41

     23.6  NO ORAL NOTICE ........................................... 42

24.  MISCELLANEOUS .................................................. 42

     24.1  SECTION HEADINGS ......................................... 42


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     24.2  SEVERABILITY ............................................. 42

     24.3  ENTIRE AGREEMENT/MERGER .................................. 42

     24.4  AMENDMENT ................................................ 43

     24.5  COUNTERPARTS ............................................. 43

     24.6  NO WAIVER OF RIGHTS ...................................... 43

     24.7  FORCE MAJEURE ............................................ 43

     24.8  FURTHER COOPERATION AND ASSURANCES ....................... 43

     24.9  EXPENSES ................................................. 43

     24.10 BINDING EFFECT ........................................... 43

     24.11 TIME AND PLACE OF CLOSING ................................ 44

     24.12 GOVERNING LAW ............................................ 44

     24.13 NO STRICT CONSTRUCTION ................................... 44

     24.14 TAX AND FINANCIAL TREATMENT .............................. 44





EXHIBITS

Exhibit 1.10     Form of Escrow Agreement
Exhibit 4.1      Form of Assignment and Consent Agreement
Exhibit 6.12.1 Non-Competition Agreement between Mortimer Levy and Spectro-Pharm Inc. Draxis Health Inc.
Exhibit 6.12.5   Non-Competition Agreement between Pearl Levy and
                 Spectro-Pharm Inc. Draxis Health Inc.
Exhibit 19.3     Form of Technical Assistance Agreement
Exhibit 19.5     Form of Confirmation of BLOCK Satisfaction WITH Section 8.10
Exhibit 20.1.2   Form of Bill of Sale
Exhibit 20.1.4   Form of Trademark Assignment


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SCHEDULES

Schedule 1.2     Finished Goods Inventory To Be Purchased by BLOCK
Schedule 1.12    Product Ingredients
Schedule 1.21    Trademarks
Schedule 2.3     Allocation of Purchase Price
Schedule 3.2     Additional Assets to be Purchased by BLOCK
Schedule 4.2     DPI SpectroGram Pricing Agreement
Schedule 5.1     Obligations Assumed by BLOCK
Schedule 6.5     Title to Assets
Schedule 6.6.1   Product Shelf-Life Under 2 Years Being Acquired by BLOCK
Schedule 6.6.2   Product To Be Destroyed or Distributed to Medical
                 Professionals
Schedule 6.7     Pending Proceedings Against Seller
Schedule 6.11.1  Agreements in Effect as of Closing Date
Schedule 6.11.2  Alleged Defaults
Schedule 6.11.3  Third Party Manufacturing Agreements
Schedule 6.13    Governmental Licenses, Permits, etc.
Schedule 6.15    Financial Data
Schedule 6.16 Products with Declining Sales and Circumstances Which Could Result in Material Adverse Change
Schedule 6.20    Threatened or Pending Claims or Litigation Against SELLER
Schedule 6.22    Locations of Inventory
Schedule 6.25    Trademarks Being Assigned
Schedule 8.6     Accounts Receivable
Schedule 8.14    U.S. Inventory
Schedule 11.1    Trade Promotions by Seller Relating to Product Sold by Seller
Schedule 11.2    Trade Promotions by Seller But Product Sold by Block


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                                                               EXECUTION COPY

                             ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT is made and executed on May 3, 2000 by and among DRAXIS HEALTH INC., a corporation incorporated under the laws of Canada with its principal place of business being located at 6870 Goreway Drive, Mississauga, Ontario, Canada L4V 1P1 (hereinafter defined as "SELLER") BLOCK DRUG COMPANY (CANADA) LIMITED, a corporation incorporated under the laws of Ontario, with its principal place of business being located at 7600 Danbro Crescent, Mississauga, Ontario, Canada L5N 6L6 (hereinafter defined as "BLOCK"), and BLOCK DRUG COMPANY, INC. a corporation incorporated under the laws of the State of New Jersey, U.S.A., with its principal place of business being located at 257 Cornelison Avenue, Jersey City, New Jersey 07302 (hereinafter defined as "BDC").

     WHEREAS, SELLER owns certain assets which are related to Products (as defined herein) and sold or distributed by SELLER under the Trademarks and to the Business (as defined herein) established by SELLER under the Trademarks; and

      WHEREAS, BLOCK desires to purchase from SELLER those certain Assets (as defined herein) which are related to the Products sold or distributed by SELLER under the Trademarks and to operate the Business established by SELLER; and

     WHEREAS, SELLER desires to sell to BLOCK those certain Assets which are related to the Products sold or distributed by SELLER under the Trademarks to enable BLOCK to operate the Business established by SELLER under the Trademarks;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations, warranties, promises and provisions hereinafter set forth, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     When used herein, the following words, terms or phrases, when beginning with an initial upper case letter, or when appearing in all upper case letters, whether used in the singular or plural, shall have the meanings set forth below:

     1.1 "Affiliate" means with respect to any party hereto, any entity which directly or indirectly controls, is controlled by or is under common control with any such party. The term "control" means the power to direct the affairs of such entity by reason of ownership of at least fifty percent (50%) of such entity by voting stock, equity interest, contract or otherwise.

     1.2 "Additional Assets" means all Product finished goods inventory which are owned by SELLER and are to be purchased by BLOCK pursuant to
Article III. Listed on Schedule 1.2 are



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SELLER's Product finished goods inventory as of April 28, 2000. Additional
Assets shall not include any accounts receivable or cash.

     1.3  "Assets" means the Primary Assets and the Additional Assets.

     1.4  "BDC" means Block Drug Company, Inc.

     1.5  "BLOCK" means Block Drug company (Canada) Limited.

     1.6 "Business" means all activities of SELLER which are directly and exclusively related to developing, manufacturing, testing, advertising, promotion, distribution and sale of the Product.

     1.7 "Closing Date" means May 12, 2000 or such earlier or later date as may be agreed upon by the parties.

     1.8 "Contract" means any agreement, contract, license, commitment, understanding or similar relationship which relates specifically to the Assets or the development, manufacturing, distribution, marketing, advertising, sale or promotion of the Product, between any third party and SELLER, or any Affiliate of SELLER.

     1.9  "Escrow Agent" means Baker & McKenzie, Barristers and Solicitors.

     1.10 "Escrow Agreement" means an agreement substantially in the form attached hereto as Exhibit 1.10

     1.11 "Execution Date" means the date that this Agreement has been signed by the parties hereto on the date first written above.

     1.12 "Formula" means the composition or compositions of ingredients for the Product, as listed on Schedule 1.12, which are or were manufactured for or by SELLER and which are under or in development, investigation, testing or being sold or distributed, or which were developed, investigated, tested, sold or distributed, by SELLER under the Trademarks in Canada, the United States or any other territory prior to or as of the Execution Date.

     1.13 "Liabilities" means any liability, indebtedness, claim, loss, obligation or responsibility, fixed or unfixed, secured or unsecured, absolute, contingent or otherwise.

     1.14 "Lien" means any mortgage, lien, pledge, charge, lease, security interest, license, claim, restriction, encumbrance, limitation, hypothec or any other defect of title of any kind or interest of any other person or entity in respect of the Assets.

     1.15 "Net Sales" means in relation to Product Subject to AGPs sold by BDC or a BLOCK Affiliate outside of Canada, the amount by which



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                                                               EXECUTION COPY


           (i) the gross selling price charged by BDC or a BLOCK Affiliate for such Product Subject to AGPs exceeds

           (ii) all discounts, allowances (in accordance with reasonable commercial practice), duties, excise and similar taxes (but not income taxes) applicable to the sale of Product Subject to AGPs and amounts included in Net Sales which relate to the sale of a Product Subject to AGPs by BDC or a BLOCK Affiliate that is thereafter returned.

     1.16  "SELLER" means Draxis Health Inc. and its Affiliates.

     1.17 "Primary Assets" means the Product, the Formula, and all other Product-related Trademarks, goodwill, formulae, know-how, recipes, technology, artwork, production/quality/R&D/marketing/sales records, packaging materials including materials in development, market research related to packaging, promotional and marketing materials including all materials in development, customer lists, lists of professionals the Product is promoted to along with all field force activity records, Internet sites related to the Product, and all other intangible property relating exclusively to the Product and necessary to operate the Business. Primary Assets shall not include any accounts receivable or cash.

     1.18 "Product" means all formulations, including but not limited to the Formula, of the "Spectro" brand line of over-the-counter dermatological products including SpectroJel, SpectroDerm, SpectroGram, SpectroGluvs, SpectroTar Shampoo and SpectroTar Wash, which have been developed and/or manufactured by or on behalf of SELLER and which are or have been marketed or distributed by SELLER, or which SELLER considered marketing or distributing under the Trademarks and includes but is not limited to any and all new "Spectro" brand Product developments, improvements, line extensions and
alternative formulations such as    *
           *

     1.19 "Product Subject to AGPs" means during the time period set forth in Section 2.4.2, a product which

           (i) is at the date hereof being sold under or known by one of the following brand or product names, namely,

                SpectroDerm
                SpectroGluvs "19"
                Spectro Gram "2"
                Spectro Gram "4"
                Spectro Jel "609 - Regular
                Spectro Jel "609" - Unscented
                Spectro Tar Antiseptic Shampoo
                Spectro Tar Skin Wash


                                       3

* Material has been omitted and filed separately with the Securities and Exchange Commission

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                                                               EXECUTION COPY

                    SpectroDerm Scented
                    SpectroDerm Unscented

           (ii) is the same formulation as the products set out in (i) above regardless of the brand or product name under which it is sold or by which it is known,

           (iii) is sold under or known by a brand or product name which is the same as the brand or product name under which any product set out in (i) above shall have been sold, or by which any product set out in (i) above shall have been known, at any time after the date hereof or

           (iv) is in all material respects formulated in the same manner as a product set out in (i) above.

     1.20 "Supply Agreement" means the agreements for the manufacture and supply of Product as provided in Article IV.

     1.21 "Trademark" means any trademark, trade dress or package design used by SELLER in connection with the advertising, sale, marketing, promotion or distribution of the Formula and Product, all trade names and shall include, but not be limited to, all of SELLER's common law rights in, all goodwill represented by, and all federal, provincial, state and other foreign registrations of, and all federal, provincial, state and other foreign pending applications for the Trademarks listed on Schedule 1.21 which are registered in, or applied for in, the name of SELLER.


                                    ARTICLE II
                           PURCHASE OF CERTAIN ASSETS

Section 2.1 Sale and Purchase

     SELLER hereby agrees to sell, and BLOCK hereby agrees to purchase, all of SELLER's right, title and interest in and to the Primary Assets.

Section 2.2 Purchase Price

     In consideration for the purchase of the Primary Assets, BLOCK or BDC or a BLOCK Affiliate (BDC or a BLOCK Affiliate in respect of any payments which may become due and owing to SELLER pursuant to Section 2.2.2) shall make the following payments:

     2.2.1 to SELLER on the Closing Date the sum of TWELVE MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CAN$12,500,000.00), subject to
            Section 2.2.3, by wire transfer of immediately available funds to a SELLER account for which transfer data has been given to BLOCK in writing prior to the Closing Date;

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                                                                 EXECUTION COPY


     2.2.2 to SELLER additional goodwill payments (hereinafter "AGPs") on Net Sales of Product Subject to AGPs in accordance with the provisions of Section 2.4; and

     2.2.3 on the Closing Date BLOCK and SELLER shall deposit on SELLER's behalf, out of that portion of the purchase price described in
            Section 2.2.1, the sum of Five Hundred Thousand Dollars CANADIAN (CAN$500,000.00) in an escrow account pursuant to the Escrow Agreement.

Section 2.3 Allocation of Purchase Price

     The purchase price for the Primary Assets shall be allocated as set out in Schedule 2.3.

     The parties agree to be bound to make all tax filings, including any federal, provincial, state and local tax returns, on a basis consistent with such purchase price allocation.

Section 2.4 Additional Goodwill Payments

     Each of BLOCK, BDC or their Affiliates as applicable depending upon which entity sells Product Subject to AGPs shall pay to SELLER AGPs on the Net Sales of Product Subject to AGPs sold worldwide, but excluding for purposes of this provision any and all sales to customers located in Canada. BLOCK shall use its commercially reasonable efforts to ensure that Product sold to third parties located in Canada will not be resold in the United States or elsewhere outside of Canada. These AGPs shall be computed in the manner and for the time period as follows:

     2.4.1 AGP Rate. BLOCK, BDC or their Affiliate as applicable shall pay to SELLER AGPs equal to FIVE PERCENT (5%) of such Net Sales of Product Subject to AGPs for the time period set forth in Section 2.4.2.

     2.4.2 Time Period. The AGPs shall be payable for the time period commencing on the Closing Date and ending on June 30, 2007, provided, however, that AGPs will become due or be paid only if Draxis has a corresponding payment obligation arising in respect of all or part of the AGPs under the Levy Non-Competition Agreements discussed in Section 6.12.

     2.4.3 Marketing and Sales Discretion. The parties agree that BLOCK, BDC and their Affiliates, in their sole and non-reviewable discretion, shall be free at all times to determine the degree, timing, scope, support appropriate for, and desirability of, the commencement, continuation, or termination of the marketing or sale of the Product Subject to AGPs within Canada and elsewhere.

     2.4.4 Quarterly Reports and Payment. Within forty-five (45) days after the end of each calendar quarter during the term hereof for which AGPs are due, BLOCK, BDC or their Affiliate as applicable shall submit to SELLER an AGPs report. This report shall indicate the Net Sales of Product Subject to AGPs sold worldwide, but excluding for purposes of this provision any and all sales in Canada, for the


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                                                                EXECUTION COPY


            immediately preceding calendar quarter and the calculation of the AGPs due SELLER for such calendar quarter. Along with the report, the AGPs amount due pursuant to such AGPs report shall be remitted to SELLER. Notwithstanding the foregoing, within thirty-five (35) days after the end of each calendar quarter during the term hereof for which AGPs are due, BLOCK, BDC or their Affiliate as applicable shall submit to SELLER either a preliminary AGPs report based upon commercially reasonable best estimates of the Net Sales of Product Subject to AGPs or the final AGPs report together with the applicable AGPs amount due. In the event that a preliminary AGPs report is submitted to SELLER, the final AGPs report shall be submitted by BLOCK, BDC or their Affiliate as applicable to SELLER within five days thereafter, together with the applicable AGPs amount due.

     2.4.5 Right to Verify Amounts Due. SELLER shall have the right, but only during BLOCK's, BDC's or their Affiliate's regular business hours, as applicable, and upon at least ten (10) days prior written notice, to have the books, records and accounting procedures used by BLOCK, BDC or their Affiliates in the determination of Net Sales and the calculation of the AGPs due thereon, reviewed by a Certified Public Accounting Firm; provided, however, that the sole purpose of any such review shall be to verify the accuracy of the computations made by BLOCK, BDC or their Affiliates as applicable in connection therewith and in no event shall the report of such accounting firm disclose individual customer data. Any disputes relating to the computations made or accounting procedures used by BLOCK, BDC or their Affiliates in its determination of Net Sales or the calculation of AGPs due thereon shall be resolved by a mutually acceptable "Big Six" accounting firm. Such reviews may occur not more than once in any twelve (12) month period, cover no more than the previous two (2) years, and cover only such periods which have not been previously reviewed. Notwithstanding the foregoing, BLOCK agrees to cooperate with and assist SELLER in responding to any request from Mortimer Levy or Pearl Levy relating to an examination of books and records made pursuant to the Levy Non-Competition Agreements referred to in Section 6.12 herein.

Section 2.5 Transfer Taxes

     To the extent that the sale and transfer of the Assets by SELLER to BLOCK is subject to Canadian federal goods & services tax or harmonized sales tax ("GST"), Quebec Sales Tax ("QST") or Ontario Retail Sales Tax ("RST"), if any, such taxes are not included in the purchase price. To the extent that the sale and transfer of the Assets by SELLER to BLOCK is subject to any other commodity or transfer taxes, if any, such taxes are included in the purchase price.

     CANADIAN GOODS & SERVICES TAX AND QUEBEC SALES TAX: BLOCK and SELLER shall jointly make the election provided for under section 167 of the EXCISE TAX ACT (Canada) (the "ETA") and the election provided for under section 75 of the ACT RESPECTING QUEBEC SALES TAX (the "QSTA")


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                                                               EXECUTION COPY


so that no GST or QST will be payable in respect of the sale and transfer of the Assets. In this regard:

     (i) BLOCK represents and warrants to SELLER that BLOCK is registered for purposes of Part IX of the ETA and that BLOCK'S GST registration number is 100546985;
     (ii) BLOCK represents and warrants to SELLER that BLOCK is registered for the purposes of the QSTA and that BLOCK'S QST registration number is 1013227698;
     (iii) SELLER represents and warrants to BLOCK that SELLER is registered for purposes of Part IX of the ETA and that SELLER'S GST registration number is 871017356;
     (iv) SELLER represents and warrants to BLOCK that SELLER is registered for purposes of the QSTA and that SELLER's QST registration number is 1020899073; and
     (v) SELLER represents and warrants to BLOCK that the Assets constitute a business or part of a business that was established or carried on by SELLER and that SELLER is providing to BLOCK all or substantially all of the property that can reasonably be regarded as being necessary for BLOCK to be capable of carrying on the business or part as a business.

     BLOCK shall file the ETA s.167 election with the Canada Customs & Revenue Agency not later than the day on or before which the return under Division V of Part IX of the ETA is required to be filed for BLOCK's first reporting period in which GST would, but for the election, have become payable in respect of the supply of any property or service made under this Agreement.

     BLOCK shall file the QSTA s.75 election with the Ministere du Revenu du Quebec not later than the day on or before which the return under Chapter VIII of the QSTA is required to be filed for BLOCK's first reporting period in which GST would, but for the election, have become payable in respect of the supply of any property or service made under this Agreement.

                                   ARTICLE III
                         PURCHASE OF ADDITIONAL ASSETS

Section 3.1 Additional Asset Audit

     BLOCK, at its expense, shall on the day after the Closing Date conduct or have conducted on its behalf, a physical count of the Additional Assets which BLOCK shall purchase, and which SELLER shall sell, pursuant to section
3.2. Such physical count shall include the determination of the quantity of Product in accordance with generally accepted accounting principles and the shelf-life set forth in Schedule 6.6.1. SELLER may observe and participate in such physical count. BLOCK shall provide SELLER with a report of the results of the physical count of such Additional Assets on the first business day after the Closing Date. In the event SELLER and BLOCK are unable to resolve any differences in the Additional Asset audit, a mutually agreeable accounting firm shall be


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retained by the parties to reconcile any differences. The findings of such mutually agreeable firm shall be final and binding upon SELLER and BLOCK. The costs of retaining such mutually agreeable firm shall be divided equally between SELLER and BLOCK. Notwithstanding anything contained herein to the contrary, BLOCK shall not purchase: (i) any U.S. Product finished goods inventory wherever located; and (ii) any SPECTRO TAR product samples.

Section 3.2 Additional Assets

     On the first business day following the Closing Date BLOCK shall purchase from SELLER, and SELLER shall sell to BLOCK the Additional Assets identified in the quantities determined pursuant to Section 3.1 at SELLER's actual cost to Draxis Health Inc. which shall not exceed SELLER's 1999 actual cost, except for SpectroGram "2" which will be actual 2000 cost, as listed on
Schedule 3.2, which shall be subject to verification by BLOCK. BLOCK shall have the responsibility for all shipping costs for transportation of such Additional Assets.

Section 3.3 Payment and Passage of Title

     BLOCK shall pay the purchase price for the Additional Assets and the pre-closing Additional Assets purchased pursuant to Section 3.4 by wire transfer to SELLER's account identified in Section 2.2.1 for such Additional Assets and title to such Additional Assets purchased by BLOCK pursuant to
Section 3.2 shall pass to BLOCK on the first business day after the Closing
Date.

Section 3.4 Pre-Closing Date Purchase of Additional Assets

     Five (5) days prior to the Closing Date, BLOCK shall purchase from SELLER an amount of Additional Assets, excluding SpectroGram 200 ml size if SpectroGram 200 ml size is not available prior to the Closing Date, equal to regular domestic quantities for the one (1) week period directly preceding the Execution Date in accordance with SELLER's past domestic trade practices. The amount of such Additional Assets shall be determined from the customer list provided by SELLER to BLOCK in accordance with Section 8.10 herein and shall be purchased by BLOCK subject to BLOCK's reasonable satisfaction with the BONA FIDES of the quantities all in accordance with Section 8.10 and BLOCK shall pay SELLER for such pre-closing Additional Assets on the first business day after the Closing Date.


                                   ARTICLE IV
                           SUPPLY OF PRODUCT BY SELLER

Section 4.1 Manufacture and Supply of Product

     SELLER agrees to cause its Affiliate, Draxis Pharma Inc. ("DPI"), to manufacture Product for, and to supply Product to, BLOCK and BLOCK agrees to purchase Product from DPI according


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to the terms of an Assignment and Consent Agreement ("Supply Agreement") in
the form attached hereto as Exhibit 4.1 which shall be entered into contemporaneously herewith.

Section 4.2 - Manufacture of SpectroGram "2"

     Pursuant to the Supply Agreement, DPI shall be responsible for the production of SpectroGram "2" (or such other suffix as BLOCK may select) for the term of the Supply Agreement after purchase commitments to Entreprises Import FAB have been resolved with BLOCK seeking the earliest possible transfer to DPI consistent with DPI's reasonable ability to produce
SpectroGram "2".                     *

                               BLOCK shall be responsible for all costs of
transferring the production of SpectroGram "2" from Entreprises Import FAB to DPI set forth on Schedule 4.2 (as modified by Exhibit 4.1, Schedule C, Footnote 1) taking into account that DPI is a cGMP facility, including method validation, process validation and, at BLOCK's option, the establishment of a stability program. SELLER agrees to use its reasonable best efforts to assist BLOCK in the cancellation of applicable purchase orders with Entreprises Import FAB set out in Schedule 5.1 and to minimize the cost of such cancellation. SELLER shall cause DPI to use its reasonable best efforts to minimize production disruption.

Section 4.3 - Transitional Rebate

     By way of transitional assistance, SELLER shall reimburse to BLOCK CDN$2.00 per litre of SpectroGram "2" finished product invoiced by DPI and such SpectroGram "2" product purchased by BLOCK pursuant to Section 3.2 or pursuant to purchase orders listed on Schedule 5.1 - Attachment B, subject to the following conditions:

     4.3.1 for purposes of this Section 4.3, the cost of goods of SpectroGram "2" shall be deemed to exclude any new increases in the cost of goods due to packaging or other changes initiated by BLOCK.

     4.3.2 DPI's invoiced per litre cost of goods to BLOCK for SpectroGram "2" in any relevant year shall exceed forty-seven (47)% of BLOCK's weighted average worldwide list price of SpectroGram "2" per litre.

     4.3.3 The rebate shall be subject to a yearly maximum of CDN$35,000 in 2000; CDN$45,000 in 2001, CDN$55,000 in 2002 and CDN$65,000 in 2003.

     4.3.4 within forty-five (45) days of the end of each relevant calendar year, BLOCK shall submit to SELLER its worldwide price list for SpectroGram "2", its worldwide unit sales volumes per jurisdiction and the total cost of goods invoiced by DPI to BLOCK.

     4.3.5 SELLER shall calculate the rebate due and pay BLOCK any rebate owing within 30 days of receipt of the information referred to in
            Section 4.3.4.

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* Material has been omitted and filed separately with the
   Securities and Exchange Commission

      4.3.2 DPI's invoiced per litre cost of goods to BLOCK for SpectroGram "2" in any relevant year shall exceed forty-seven (47) % of BLOCK's weighted average world-wide list price of SpectroGram "2" per litre.

      4.3.3 The rebate shall be subject to a yearly maximum of CDN$35,000 in 2000; CDN$45,000 in 2001, CDN$55,000 in 2002 and CDN$65,000 in
             2003.

      4.3.4 within forty-five (45) days of the end of each relevant calendar year, BLOCK shall submit to SELLER its worldwide price list for SpectroGram "2", its worldwide unit sales volumes per jurisdiction and the total cost of goods invoiced by DPI to BLOCK.

      4.3.5 SELLER shall calculate the rebate due and pay BLOCK any rebate owing within 30 days of receipt of the information referred to in
             Section 4.3.4.

Section 4.4 Cost of Goods Reduction

      SELLER agrees to cause DPI to use its commercially reasonable best efforts, in accordance with industry practice, to work with BLOCK to achieve a permanent reduction in the cost of goods of SpectoGram "2" through manufacturing efficiencies and other methods. Where a reduction in the cost of goods is achieved, the $2.00 rebate per litre shall be reduced by the per litre cost of goods reduction and the yearly maximum shall be reduced by a percentage equal to the dollar amount of the reduction per litre divided by CDN$2.00, the total rebate per litre.

                                  ARTICLE V
                       SELLER OBLIGATIONS NOT ASSUMED

Section 5.1 Existing Obligations Not Assumed

      Except as set forth on Schedule 5.1 or in the Supply Agreement, no obligation, Contract or other Liabilities of any nature whatsoever (whether express or implied, due or to become due) of SELLER relating to the Assets, is being assumed by BLOCK as a result of this Asset Purchase Agreement. Nothing contained in this Asset Purchase Agreement shall be interpreted or construed to create any obligation on the part of BLOCK to pay, perform, assume or otherwise discharge any Liabilities of SELLER except as set forth on Schedule 5.1. BLOCK is assuming only those purchase orders or partial orders listed on Schedule 5.1 which are for Product which has not become part of SELLER's inventory by close of business on the Closing Date.

                                                               EXECUTION COPY

Section 4.4 Cost of Goods Reduction

      SELLER agrees to cause DPI to use its commercially reasonable best efforts, in accordance with industry practice, to work with BLOCK to achieve a permanent reduction in the cost of goods of SpectoGram "2" through manufacturing efficiencies and other methods. Where a reduction in the cost of goods is achieved, the $2.00 rebate per litre shall be reduced by the per litre cost of goods reduction and the yearly maximum shall be reduced by a percentage equal to the dollar amount of the reduction per litre divided by CDN$2.00, the total rebate per litre.

                                  ARTICLE V
                       SELLER OBLIGATIONS NOT ASSUMED

Section 5.1 Existing Obligations Not Assumed

      Except as set forth on Schedule 5.1 or in the Supply Agreement, no obligation, Contract or other Liabilities of any nature whatsoever (whether express or implied, due or to become due) of SELLER relating to the Assets, is being assumed by BLOCK as a result of this Asset Purchase Agreement. Nothing contained in this Asset Purchase Agreement shall be interpreted or construed to create any obligation on the part of BLOCK to pay, perform, assume or otherwise discharge any Liabilities of SELLER except as set forth on Schedule 5.1. BLOCK is assuming only the purchase orders or partial orders listed in Schedule 5.1 which are for Product not received into inventory and covered under Section 3.2 prior to the Closing Date.

                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1 Corporate Standing

      SELLER represents and warrants that SELLER is a corporation duly organized and subsisting under the laws of Canada and has the corporate power to own, sell, license or lease its properties and assets and to carry on its Business as now conducted. SELLER is duly qualified, except where the failure to qualify is immaterial, admitted or otherwise authorized to transact Business and is in good standing as a foreign corporation in all jurisdictions in which the conduct or nature of SELLER's Business or the ownership, sale, license or leasing of its properties or Assets requires it to be so qualified, admitted or otherwise authorized.

Section 6.2 Authorization

      SELLER represents and warrants that SELLER has full corporate power and authority to execute and deliver this Asset Purchase Agreement and to carry out the transactions contemplated herein. SELLER has duly authorized the execution and delivery of this Asset Purchase Agreement


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

                                                               EXECUTION COPY

and the transactions contemplated hereby, and no other corporate action is necessary to authorize this Asset Purchase Agreement and the transactions contemplated hereby. This Asset Purchase Agreement has been duly executed and delivered by a duly authorized officer of SELLER and constitutes the valid and binding obligation of SELLER, enforceable in accordance with its terms, except that enforceability may be limited by general principals of equity and the exercise of judicial discretion in particular cases. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, or an event which with notice or lapse of time or both would become a default, or violate, or require, as the case may be: (i) any provision of any statute, law, regulation or ordinance, (ii) the Certificate or Articles of Amalgamation or By-Laws of SELLER, (iii) any agreement, lease, mortgage or other instrument or undertaking, to which SELLER is a party or by which it or its property or assets is or may be bound or affected, except for a General Security Agreement in favour of National Bank from which the Primary Assets and the Additional Assets will be released prior to the Closing Date and evidence of such release satisfactory to BLOCK shall be provided to BLOCK prior to the Closing Date, (iv) any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (v) any action of or by, or filing with, any governmental body, agency or official.

Section 6.3 Title to Assets

      SELLER represents and warrants that on the Closing Date SELLER has or will have good, valid and marketable title to the Assets, in all cases subject to no Liabilities or Liens and that SELLER has not transferred, assigned, conveyed, pledged, licensed or otherwise encumbered the title to any Asset and there are no agreements or understandings, whether oral or written, relating to title to the Assets to which SELLER is a party and which are in effect as of the Closing Date.
Section 6.4 Undisclosed Liabilities

      SELLER represents and warrants that there are no undisclosed Liabilities or Liens relating to or affecting the Assets which BLOCK shall be obligated to assume hereunder.

Section 6.5 Assets

      Except as disclosed in Schedule 6.5, SELLER represents and warrants that SELLER is: (i) the sole and exclusive owner of, with all right, title and interest in and to, the Assets and has the right to the use thereof; (ii) vested with the full right and power to convey good, marketable and unencumbered title to the Assets to BLOCK; (iii) not infringing any of the rights of third parties concerning any of the Assets, nor is SELLER aware of any facts on which a claim for such infringement can be based; and, (iv) not a party to any agreement, contract, commitment, understanding or license with any other party to convey title to the Assets.

Section 6.6 Assets/Product Shelf-Life

      SELLER represents and warrants that the Assets are of merchantable quality and fit for their usual purpose and are all good, useable, saleable, balanced and, except as indicated in Schedule 6.6.1, have a minimum of two
(2) years shelf-life remaining. Set forth on Schedule 6.6.1 is the shelf-


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

                                                                 EXECUTION COPY

life of the Product as measured from the date of manufacture when stored under normal and customary conditions. SELLER covenants and agrees with BLOCK that SELLER shall, at its sole cost and expense, cause all Product not acquired by BLOCK under this Agreement, which is listed in Schedule 6.6.2, to be destroyed, with the exception of Spectro-Tar product samples which SELLER may distribute to medical practitioners, and SELLER shall provide BLOCK within 45 days of the Closing Date with proof of such distribution or destruction to BLOCK's reasonable satisfaction.

Section 6.7 Pending Proceedings

     SELLER represents and warrants that there are no legal, administrative, arbitration or other proceedings or governmental investigation or enforcement against or affecting SELLER relating to the Assets or the transactions contemplated herein, and SELLER has not received notice of any event or facts upon which any such proceedings, investigations or enforcement can be based. Except as disclosed in Schedule 6.7, SELLER further represents and warrants that to best of SELLER'S knowledge there are no pending or threatened legal, administrative, arbitration or other proceedings or governmental investigation or enforcement against or affecting SELLER relating to the Assets or the transactions contemplated herein and there has not occurred any event nor are there any facts upon which any such proceedings, investigations or enforcement can be based.

Section 6.8 Settled Proceedings

     SELLER represents and warrants that SELLER has not settled any legal, administrative, arbitration or other proceeding or governmental investigation or enforcement involving the Assets or the transactions contemplated herein. SELLER is not subject to, nor is there outstanding, any judgment, award, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal and relating to the Assets or the transactions contemplated herein.

Section 6.9 Asset Related Files

     SELLER represents and warrants that BLOCK has been provided with access to all files of SELLER relating to: (i) all customer complaints, reports, demands or claims relating to the Assets; (ii) all recalls, complaints, regulatory letters, directives or notices, claims or other regulatory actions of any federal, provincial, state, municipal or local body, agency or official with respect to the Assets; (iii) all litigation, demands or claims against SELLER seeking damages for injuries resulting from the manufacture, sale or use of the Assets; (iv) all litigation, demands or claims against SELLER seeking damages or equitable relief concerning or relating to the Assets; and (v) all reports of, records and files relating to and any correspondence concerning Product diversion, as that term is generally understood in the trade, relating to the presence in Canada of any Product which was sold to any third party which represented to SELLER that such Product would not be sold in Canada. All of SELLER's files referred to in this Section 6.9 are maintained by SELLER in all respects in accordance with all applicable federal, provincial, state, municipal and local


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                                                                 EXECUTION COPY

statutes, laws and regulations and have been maintained by SELLER in the ordinary course of SELLER's business.

Section 6.10 Compliance with Laws

     SELLER represents and warrants that the Product, as manufactured by or on behalf of SELLER, and as sold and delivered by SELLER prior to or after the Closing Date as set out in this Agreement, was developed, manufactured, packaged, labeled, stored, promoted, sold and shipped in compliance with all applicable federal and provincial health and safety statutes, laws, rules, regulations, directives, policies and codes including but not limited to the requirements of the Category IV monograph for Medicated Skin Care Products, Antidandruff Products and Antiseptic Skin Cleansers.

Section 6.11 Contracts

     SELLER represents and warrants that:

     6.11.1 except as set forth on Schedule 6.11.1, there are no agreements or understandings, whether oral or written, relating to the development, manufacture, advertising, sale, marketing, distribution or use or promotion of, and non-competition with, the Assets to which SELLER is a party and which are in effect as of the Closing Date.

     6.11.2 Except as set forth on Schedule 6.11.2, SELLER is not in default in any respect, nor has it received notice or allegation of default concerning any Contracts and there has not occurred any event which would constitute a default.

     6.11.3 except as set forth on Schedule 6.11.3, there are no third party manufacturing or supply agreements covering the Product and such third party manufacturers supply on a purchase order basis.

Section 6.12 Levy Non-Competition Agreements

     With respect to the Non-Competition Agreement between Mortimer Levy and Spectro-Pharm Inc., Draxis Health Inc., it being understood that
Spectro-Pharm Inc. amalgamated with SELLER on or about October 1, 1997, SELLER shall have the sole responsibility and shall be liable for any and all matters pertaining to:

     6.12.1 the agreement to pay certain consideration to Mortimer Levy as set out in Article 4 of a Non-Competition Agreement dated the 14th day of February, 1997, at Exhibit 6.12.1;

     6.12.2 the enforcement of the confidentiality and non-competition covenants and agreements of Mortimer Levy as set out in the Non-Competition Agreement at Exhibit 6.12.1;

     6.12.3 any breach by SELLER of the obligations of SELLER set out in the Non-


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                                                                EXECUTION COPY

                 Competition Agreement at Exhibit 6.12.1; and

     6.12.4 the observance and performance by SELLER of all other obligations necessarily to be performed by SELLER in order to maintain and ensure that this Non-Competition Agreement is and at all times will remain in good standing and in full force and effect.

     With respect to the Non-Competition Agreement between Pearl Levy and Spectro-Pharm Inc., Draxis Health Inc., it being understood that
Spectro-Pharm Inc. amalgamated with SELLER on or about October 1, 1997, SELLER shall have the sole responsibility and shall be liable for any and all matters pertaining to:

     6.12.5 the agreement to pay certain consideration to Pearl Levy as set out in Article 4 of a Non-Competition Agreement dated the 14th day of February, 1997, at Exhibit 6.12.5;

     6.12.6 the enforcement of the confidentiality and non-competition covenants and agreements of Pearl Levy as set out in the Non-Competition Agreement at Exhibit 6.12.5;

     6.12.7 any breach by SELLER of the obligations of SELLER set out in the Non-Competition Agreement at Exhibit 6.12.5; and

     6.12.8 the observance and performance by SELLER of all other obligations necessarily to be performed by SELLER in order to maintain and ensure that this Non-Competition Agreement is and at all times will remain in good standing and in full force and effect.

     SELLER represents and warrants that:

     6.12.9 no notice is required to be given to either Mortimer Levy or Pearl Levy to give effect to or concerning the sale of the Assets to BLOCK;

     6.12.10 consent is not required from either Mortimer Levy or Pearl Levy as a condition of, or pertaining to, the sale of the Assets to BLOCK.

Section 6.13 Licenses, Permits and Consents

     SELLER represents and warrants that, except as set forth in Schedule 6.13, no governmental licenses, permits, authorizations, certificates or approvals are required by, nor is notification required to be provided to, any federal, provincial, state, municipal, local or foreign governmental agency or department, for or pertaining to the manufacture, labeling, packaging or sale of the Product or the ownership, use or conveyance of the Assets.

Section 6.14 No Finder Fee Due


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     SELLER represents and warrants that there are no investment bankers, brokers, finders or other intermediaries which have been retained by, or are authorized to act on behalf of, SELLER who will be entitled to any fee or commission from BLOCK or any BLOCK Affiliate upon the consummation of the transactions contemplated herein. SELLER agrees to indemnify and defend BLOCK and its Affiliates and hold them harmless from all liabilities, costs and expenses, including attorney fees and disbursements, incurred by BLOCK, or any BLOCK Affiliate, as a result of any claim or demand made against BLOCK, or against any BLOCK Affiliate, by or on behalf of any third party claiming to have acted on behalf of SELLER, for any fee, commission or other form of compensation allegedly due such claimant as a result of the execution of this Asset Purchase Agreement, or the closing of any transaction contemplated hereunder.

Section 6.15 Financial Data

     SELLER represents and warrants that SELLER has provided BLOCK with the financial information set out in Schedule 6.15 concerning the Assets which are true, correct and complete for the periods indicated in all material respects and such financial information completely, fairly and accurately reflect the Business of the SELLER as it pertains to the Assets in Canada together with additional products contained in the Spectro-Pharm division of the SELLER and that the following information is true, correct and complete for the periods indicated: sales outside Canada for the financial years ending December 31, 1998 and 1999 and for the quarter ending March 31, 2000; monthly gross sales commencing July 1999 and ending March 2000; sales by customer accounts in Canada and the United States commencing July 1999 and ending March 31, 2000. SELLER represents and warrants that it has made full disclosure of and has provided to BLOCK all material financial data which is reasonably necessary for a third party at arms length from the Business of the SELLER to make a fully informed decision concerning entering into this Agreement. SELLER has not withheld any material financial information.

Section 6.16 Material Adverse Change

     Except as set forth in Schedule 6.16, SELLER represents and warrants that for the twelve (12) month period immediately preceding the Execution Date in Canada, SELLER has conducted the Business in the ordinary course and there has been no delisting of Products by major customers or decline in the sales of the Products and; during the twelve months ending December 31, 1999 compared to the twelve months ending December 31, 1998 in the United States, SELLER has conducted the Business in the ordinary course and there has been no decline in sales of the Products. Except as set forth additionally on
Schedule 6.16, there has not been, nor is SELLER aware of any pending circumstances, including but not limited to Product diversion as that term is generally understood in the trade, disputes with labor or suppliers, which could result in any material adverse change in the Business.

Section 6.17 No Prior Licenses or Options

     SELLER represents and warrants that no third party has been granted any license, right or option pertaining to the Assets.


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Section 6.18 Orders After Close of Business on the Closing Date

     SELLER represents and warrants that all orders of Product received by SELLER after the close of business on the Closing Date will be accepted on behalf of, and will be fulfilled by, BLOCK.

Section 6.19 Business Continuation

     SELLER represents and warrants that for the one hundred and twenty (120) day period immediately preceding the Closing Date, all Product sold and/or provided as free goods by SELLER has been sold at SELLER's regular domestic prices, or provided as free goods, in regular domestic quantities in accordance with SELLER's past domestic trade practices. SELLER further represents and warrants that any increase in sales during this time period is the result of new customers or a BONA FIDE increase in orders from existing customers. Between the Execution Date and the Closing Date, SELLER shall provide BLOCK with a daily list of Product orders.

Section 6.20 Claims Litigation

     SELLER represents and warrants that there are no claims or litigation and SELLER has received no notice of any pending claims or litigation involving the Assets, the Business or the Products and to the best of SELLER's knowledge, there no threatened claims or litigation involving the Assets, the Business or the Products except as set forth on Schedule 6.20.

Section 6.21 SELLER is Not a Non-Resident

     SELLER represents and warrants that SELLER is not a non-resident of Canada as that term is defined in the INCOME TAX ACT, CANADA.

Section 6.22 Asset Location

     SELLER represents and warrants that Schedule 6.22 sets forth the complete list of all locations, including the full address thereof, of each of the Assets.

Section 6.23 Tax Matters

     SELLER represents and warrants that there are no federal, foreign, provincial, state, municipal or local taxes or levies of any kind, character or description (including interest and penalties thereon) which constitute, or which may constitute, a Lien with respect to the Assets.

Section 6.24 Disclosure of Formula

     Immediately following execution of this Agreement, SELLER shall disclose to BLOCK in writing all Product formulations including, but not limited to, the Formula, and all manufacturing procedures, test methods, all regulatory documentation such as Notices of Compliance, analytical procedures, stability data, know-how, recipes, specifications for the Product and the raw materials and components and packaging, and such other trade secrets related to the Product and the Formula


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as are necessary for BLOCK to fully utilize the Formula and to understand how to manufacture the Product.

Section 6.25 No Other Trademarks

     SELLER represents and warrants that there are no other Trademarks or Business Names used by SELLER in connection with the advertising, sale, marketing, promotion or distribution of the Products and/or in connection with the Business established by SELLER other than those listed on Schedule
6.25. Further, the SELLER agrees that it shall not use any trademark, including trade dress and package design, which is substantially similar to or so nearly resembles the Trademarks so as to cause deception or confusion with the Trademarks.


Section 6.26 Cosmetic Classification

     SELLER represents and warrants that the following products were registered as cosmetics with Health Canada on the dates indicated:
SpectroJel, January 1992; SpectroGluvs, March 1993 and SpectroDerm, December 1995. SELLER further represents and warrants that since the date of each of these cosmetic classifications, SELLER has not altered or made any change to the claims submitted to Health Canada or to the labeling of these products which in any way would affect the classification of these products as cosmetic.

Section 6.27 Accuracy of Representations

     The representations and warranties made by SELLER in this Agreement and the Schedules attached hereto are now and will be as of the Closing Date true, correct and complete in all material respects and do not contain now and will not contain as of the Closing Date any statement which is false or misleading with respect to any material fact.


                                  ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF BLOCK

Section 7.1 Corporate Standing

     BLOCK represents and warrants that BLOCK is a corporation duly organized, validly existing and in good standing under the laws of Ontario and has the corporate power to own, acquire or lease its properties and assets and to carry on its business as now being conducted. BLOCK is duly qualified, admitted or otherwise authorized to transact business and is in good standing as a foreign corporation in all jurisdictions in which the conduct or nature of BLOCK's business or the ownership or leasing of its properties or assets requires it to be so qualified, admitted or otherwise authorized.

Section 7.2 Authorization


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                                                                 EXECUTION COPY

         BLOCK represents and warrants that BLOCK has full corporate power and authority to execute and deliver this Agreement, carry out the transactions contemplated hereunder, and promote, market and sell the Product as of the Closing Date and that the Executive Committee of the Board of Directors of BLOCK has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby. No other corporate action on the part of BLOCK is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of BLOCK and constitutes the valid and binding obligation of BLOCK, enforceable in accordance with its terms, except that enforceability may be limited by general principles of equity and the exercise of judicial discretion in particular cases. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, or an event which with notice or lapse of time or both would become a default, or violate, or require, as the case may be, (i) any provision of any law, regulation or ordinance, (ii) the Certificate or Articles of Incorporation or By-laws of BLOCK, (iii) any agreement, lease, mortgage or other instrument or undertaking to which BLOCK is a party or by which it or its property or assets is or may be bound or affected, (iv) any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (v) any action of or by, or filing with, any governmental body, agency or official.

Section 7.3 Finders' Fee

     BLOCK represents and warrants that there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, BLOCK who will be entitled to any fee or commission from SELLER or any SELLER Affiliate upon the consummation of the transactions contemplated herein. BLOCK agrees to indemnify SELLER and its Affiliates and hold them harmless from all liabilities, costs and expenses incurred by SELLER as a result of any claim or demand made against SELLER by any such person claiming to have acted on behalf of BLOCK for any fee or commission allegedly due to such person as a result of the execution of this Asset Purchase Agreement, or the closing of any transaction contemplated hereunder.

Section 7.4 Litigation and Complaints

     BLOCK represents and warrants that there are no legal, administrative, arbitration or other proceeding or governmental investigation pending nor, to the best of BLOCK's knowledge, threatened against or affecting BLOCK relating to transactions contemplated hereby, and there has not occurred any event nor are there any facts upon which any such proceedings or investigations can be based. BLOCK has not settled any legal, administrative, arbitration or other proceeding or governmental investigation involving the transactions contemplated hereby. BLOCK is not subject to, nor is there outstanding, any judgment, award, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal and relating to the transactions contemplated hereby.


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Section 7.5 Accuracy of Representations

     The representations and warranties made by BLOCK in this Agreement and the Schedules attached hereto are now and will be as of the Closing Date true, correct and complete in all material respects and do not contain now and will not contain as of the Closing Date hereof, any statement which is false or misleading with respect to any material fact.


                                 ARTICLE VIII
                             COVENANTS OF SELLER

Section 8.1 Liability Insurance

     SELLER at its own cost and expense shall maintain in full force and effect, including necessary renewals thereof, or if necessary obtain, for a period of three (3) years from the Closing Date, product liability and recall insurance coverage in the amount of twenty (20) million Canadian Dollars (CAN$20,000,000) per occurrence covering Product with respect to any occurrence or event arising (i) prior to the Closing Date, (ii) prior to, on, or subsequent to the Closing Date for Product sold or distributed by SELLER prior to the Closing Date, (iii) on or subsequent to the Closing Date with regard to Additional Assets, (iv) Product manufactured, packaged or provided by DPI and purchased by BLOCK pursuant to Article IV. SELLER shall have BLOCK named on such policies as an additional insured as BLOCK's interests may appear.

Section 8.2 Continuation of Normal Business Practices

     Between the Execution Date and the Closing Date, SELLER agrees to and shall continue to conduct itself and the Business in the same manner and with the same degree of diligence as it exhibited for the twelve (12) month period immediately preceding the Execution Date which includes but is not limited to the maintenance of customers, the manufacture and supply of the Product, the management of the broker network and its elimination at least two (2) days prior to the Closing Date, and the continued maintenance of levels of inventory sufficient to meet demand for the Product.


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Section 8.3 Confidentiality

     SELLER shall not disclose to any third party any oral or written information concerning the terms of this transaction, except such information that is required by law to be disclosed, which is in the public domain, or which may be reasonably necessary in connection with the conduct of SELLER's business.

Section 8.4 No Public Announcements

     SELLER shall not issue any press release, or make any other public statement, with respect to this Asset Purchase Agreement and the transactions contemplated hereby without the prior written approval of BLOCK.

Section 8.5 Order Processing

     SELLER agrees that any orders for the Product received by SELLER after the close of business on the Closing Date and all of SELLER's backorders, shall inure to the benefit of BLOCK and shall not be filled by SELLER. SELLER agrees to reasonably cooperate with BLOCK in the transfer of order processing, billing, shipping and record keeping to BLOCK. SELLER agrees to promptly forward to BLOCK all correspondence and customer orders received by SELLER after the Closing Date with respect to the Product. All orders for the Product received by SELLER prior to the close of business on the Closing Date other than backorders will be filled by SELLER. To the extent that such orders are not shipped by SELLER by the close of business on the Closing Date, SELLER shall segregate such quantities of Product finished goods inventory as are necessary to fill such orders from the Additional Assets to be purchased by BLOCK.

Section 8.6 Accounts Receivable

     SELLER shall be responsible for all and shall conduct any collection procedures for its own Accounts receivable in respect of orders of the Product made prior to the close of business on the Closing Date. The next business day following the Closing Date, SELLER shall deliver to BLOCK as
Schedule 8.6 a list of all Accounts receivable and open invoices in respect of sales of the Product make prior to the close of business on the Closing Date. SELLER agrees to promptly pay to BLOCK any monies or checks which have been mistakenly sent by customers to SELLER in respect of accounts receivable arising after the close of business on the Closing Date. Any customer remittance which does not identify a specific order or invoice or such order or invoice is not readily identifiable shall be applied to the oldest outstanding invoice with regard to the Product billed to the customer.

Section 8.7 Maintenance of Books and Records


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      To the extent that SELLER is required by law or regulation to keep originals or copies of certain books and records of SELLER relating to the Business after delivery to BLOCK of full and complete originals or copies, as the case may be, of such books and records, then SELLER shall, consistent with normal good business practices, maintain and keep available all such books and records of SELLER relating to the Assets which are not delivered to BLOCK pursuant to the Agreement, other than books and records of SELLER relating to Asset-related taxes, until the later of either (i) the fifth anniversary of the Closing Date, or (ii) the final termination, without further possibility of appeal, of any judicial proceeding which may be pending as of the fifth anniversary of the Closing Date, after which SELLER may destroy the undelivered books and records, unless BLOCK has requested that such books and records, or such certain books and records, of SELLER not be destroyed, in which case SELLER shall give BLOCK reasonable opportunity to copy such books and records which SELLER intends to destroy.

      SELLER shall maintain and keep available all books and records of SELLER relating to Asset-related taxes, which are not delivered to BLOCK pursuant to the Agreement, until the expiration of the applicable statutes of limitation, including any extension or waiver thereof, after which SELLER may destroy the undelivered books and records unless BLOCK has requested that such books and records, or such certain books and records, of SELLER not be destroyed, in which case SELLER shall give BLOCK reasonable opportunity to copy such books and records which SELLER intends to destroy.

Section 8.8 Access to Books and Records

      SELLER shall permit BLOCK, at BLOCK's expense and during SELLER's normal business hours, to inspect and copy, all books and records of SELLER that relate to the Assets during the period prior to the Closing Date.

Section 8.9 Bulk Sales

      SELLER shall provide BLOCK with an indemnity for any losses, damages, or expenses incurred by BLOCK by reason of non-compliance by SELLER with the Ontario BULK SALES ACT.

Section 8.10 Customers

      At the Execution Date, BLOCK shall be provided with a customer list evidencing all customers including contact name, telephone number, and address, who have purchased the Product as well as total dollar amounts per Product sold by SELLER to those customers on a monthly basis, with the exception of the month in which the Execution Date falls which shall be specified per week per Product on a month-to-date basis, during the twelve
(12) month period directly preceding the Execution Date and between the Execution Date and the Closing Date, all for the purpose of enabling BLOCK to discuss the purchase and sale of the Product, together with a representative of SELLER with the top five (5) revenue generating wholesale customers of the six months directly preceding the Execution Date as evidenced on the customer list and satisfying itself, acting commercially reasonably, that there is no commercially reasonable basis to believe that the aggregate sales of the Product to such wholesale customers for six (6) months after the Closing Date


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would be materially less than that experienced over the six (6) months immediately preceding the Closing Date. In the event that BLOCK is not satisfied as aforesaid, BLOCK and the SELLER shall enter into good faith negotiations within forty-eight (48) hours of BLOCK's notice of dissatisfaction to SELLER to arrive at a mutually acceptable solution, failing which the transaction may be terminated by either BLOCK or SELLER without any liability and each party shall be deemed released from the other. In the event of termination in accordance with this Section, BLOCK shall be obligated to return to SELLER all documents delivered by SELLER to BLOCK and Additional Assets purchased by BLOCK from SELLER in accordance with Section
3.4 herein in furtherance of this transaction and SELLER shall immediately refund to BLOCK all amounts paid by BLOCK for such Additional Assets.


Section 8.11 Levy Non-Competition Agreements

      SELLER agrees to enforce, and to take all necessary measures to so enforce, all provisions of the Levy Non-Competition Agreements as referred to in Section 6.12 and otherwise to maintain those Levy Non-Competition Agreements in good standing.

Section 8.12 SELLER Sales Between Execution Date and Closing Date

      SELLER covenants and agrees that its sales of Product between April 1, 2000 and the Closing Date will not exceed CDN$682,559.00, which includes orders of Product shipped by SELLER after the Closing Date pursuant to
Section 8.5, and in the event that Product orders exceed such amounts, such excess orders shall be fulfilled by BLOCK.

Section 8.13 SELLER Guarantee

      SELLER unconditionally guarantees the performance of all obligations of and the payment of all amounts owing by DPI under this Agreement and the Supply Agreement.

Section 8.14 U.S. Inventory

Set forth in Schedule 8.14 is the U.S. inventory of Product which SELLER shall retain title to and shall sell to third parties located outside of Canada for resale outside of Canada. Any such Product in SELLER's possession or control forty-five (45) days from the Closing Date shall be immediately destroyed by SELLER with satisfactory evidence of such destruction provided to BLOCK, with BLOCK reimbursing SELLER for fifty (50) % of SELLER's out-of-pocket cost of such destruction up to a total BLOCK liability of CAN$25,000.


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                                  ARTICLE IX
                              COVENANTS OF BLOCK

Section 9.1 Confidentiality

      BLOCK shall not disclose to any third party any oral or written information concerning the terms of this transaction, except such information that is required by law to be disclosed, which is in the public domain, or which may be reasonably necessary in connection with the conduct of BLOCK's business.

Section 9.2 Public Announcements

      BLOCK shall not issue any press release or make any other public statement with respect to this Asset Purchase Agreement and the transactions contemplated hereby without the prior written approval of SELLER.
Section 9.3 Accounts Receivable

      In the event BLOCK receives payment on an account receivable of SELLER relating to any Product order received for Product in inventory and not backordered prior to the close of business on the Closing Date, as evidenced by the list of account receivables and open invoices furnished to BLOCK by SELLER pursuant to Section 8.6, BLOCK shall forward to SELLER any payment which has been mistakenly sent by SELLER's customers to BLOCK. Any customer remittance which does not identify a specific order or invoice or such order or invoice is not readily identifiable shall be applied to the oldest outstanding invoice with regard to the Product billed to the customer.

Section 9.4 BDC Guarantee

      BDC unconditionally guarantees the performance of all obligations of and the payment of all amounts owing by BLOCK and its Affiliates, as the case may be, under Article 2 of this Agreement.

Section 9.5 Walgreens/SELLER Dispute

With regard to the disputes between Walgreens Co. (U.S.) and CVS and SELLER disclosed in Schedules 6.11.2, 6.16 and 6.20, BLOCK and BDC shall not seek indemnification for any damages arising from Walgreens or CVS seeking to deduct or credit any payment due BDC or BLOCK by an amount equal to Walgreens' or CVS's claim against SELLER, provided that (i) SELLER has first filed and served a Complaint against Walgreens in the United States over the matters in dispute, proof of such service on Walgreens to be provided to BLOCK by SELLER within one (1) day of service, and additionally that SELLER has brought such suit no later than seven (7) days after the Closing Date and that SELLER continues to make good faith efforts to settle the dispute at no cost to BLOCK or BDC and (ii) in the event that CVS has deducted or credited any payment due BDC or BLOCK by an amount equal to CVS's claim against SELLER, SELLER pays to BLOCK the


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lesser of the amount deducted or credited and U.S.$91,000.00 and SELLER provides to BLOCK such assistance as may be reasonably requested by BLOCK to pursue
CVS.

BLOCK and BDC shall not seek indemnification for any damages arising from leakage of U.S. excess inventory of SpectroDerm into Canada, provided that SELLER has been successful in ensuring that such excess U.S. inventory is removed from store shelves within three (3) weeks of SELLER receiving actual notice that such SpectroDerm products are available for sale in specific locations in Canada.



                                    ARTICLE X
                               THIRD PARTY CLAIMS

Section 10.1 Manufactured and Sold By SELLER

         SELLER shall have sole responsibility and shall be liable for any and all demands, actions, claims, losses, damages and costs and expenses, including, without limitation, attorney's fees and disbursements, for claims by third parties arising out of, from, pertaining to or in connection with the purchase or use of Product (hereinafter "Third Party Claims") which is identifiable as having been manufactured by or for, and sold or shipped by or on behalf of, SELLER prior to the Closing Date, regardless of when such Third Party Claim is brought or incurred.

Section 10.2 Manufactured For Sale by SELLER But Sold By BLOCK

         Except for Third Party Claims arising from the marketing or promotion of the Product by BLOCK, SELLER shall have the sole responsibility and shall be liable for any and all Third Party Claims arising out of, from, pertaining to or in connection with all Additional Assets which are identifiable as having been manufactured by or for SELLER, but which were sold by BLOCK after the Closing Date, regardless of when such Third Party Claim is brought or incurred.

Section 10.3 Manufactured By DPI and Sold By BLOCK

         DPI shall have the responsibility and shall be liable for any and all Third Party Claims arising out of, from, pertaining to or in connection with the manufacture and supply of Product by DPI for BLOCK in accordance with the terms and conditions of the Supply Agreement.

Section 10.4 Manufactured By and Sold By BLOCK


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         BLOCK shall have sole responsibility and shall be liable for any and all Third Party Claims arising out of, from, pertaining to or in connection with all Product identifiable as manufactured solely by BLOCK and sold by BLOCK after the Closing Date.


                                   ARTICLE XI
                                TRADE PROMOTIONS

Section 11.1 Trade Promotions By SELLER Relating to Product Sold by SELLER

         SELLER shall have sole responsibility and shall be liable for any and all costs and expenses, arising out of, from, pertaining to or in connection with trade promotions which are identifiable as having been made by or on behalf of SELLER prior to the Closing Date as a result of which SELLER and not BLOCK sold Product. Attached hereto as Schedule 11.1 is a list of all outstanding trade promotion commitments and other promotion programs made by SELLER as at the date hereof as a result of which SELLER and not BLOCK shall sell Product. On the Closing Date SELLER shall provide BLOCK with an updated Schedule 11.1 as at the Closing Date.

Section 11.2 Trade Promotions By SELLER But Product Sold By BLOCK

         BLOCK shall be liable for any and all costs and expenses, arising out of, from, pertaining to or in connection with trade promotions and other promotion programs which are identifiable as having been made by or on behalf of SELLER prior to the Closing Date but as a result of which BLOCK and not SELLER shall sell Product as set out in Schedule 11.2.


                                  ARTICLE XII
                              TRANSITIONAL PERIOD

Section 12.1 Product Packaging

         Subsequent to the Closing Date, BLOCK shall proceed in the normal course to create its own Product packaging and SELLER agrees that BLOCK may utilize and sell Product in SELLER'S packaging until such time as BLOCK has its own Product packaging ready for use.

Section 12.2 Reassignment of Drug Identification Number

         SELLER shall provide all reasonably necessary assistance and cooperation to enable BLOCK to have the Product Drug Identification Numbers (hereinafter "DIN") transferred and reassigned to BLOCK. BLOCK and SELLER shall cooperatively prepare, execute and file such documents as are required to transfer and reassign the DINs for the SpectroGram "2" products within 45 days of the Closing Date. With respect to the DINs for the SpectroTar drug products, SELLER shall permanently cancel those SpectroTar product DINs upon written notice from BLOCK that it has sold all inventory of such products which shall be provided by BLOCK as soon as reasonably practicable after all such inventory has been sold but in no event later than thirteen (13) months after


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the Closing Date. Until the date of transfer or reassignment or permanent cancellation as provided for in this Section 12.2 of the Product DINs, SELLER shall not cancel and shall continue the Product DINs in full force and effect and SELLER shall continue the annual registration for the SpectroTar products and maintain the SpectroTar products as part of SELLER'S establishment license at the reasonable expense of BLOCK, provided that BLOCK shall indemnify SELLER from any expenses incurred by SELLER by reason of holding such DINs on behalf of BLOCK other than expenses covered by SELLER's indemnification of BLOCK pursuant to Section 14.1.


                                  ARTICLE XIII
                 INTELLECTUAL PROPERTY/TOLL-FREE TELEPHONE NUMBERS

Section 13.1 Domain Name

         SELLER shall provide all necessary assistance and cooperation to enable BLOCK to acquire the domain name "spectroderm.com" and other domain names that incorporate the Trademarks for purposes of Internet facilitation of marketing or promotion of the Products.

Section 13.2 SELLER Web Page Documents

         SELLER shall provide all documents, disks, html files, electronic tapes and other mediums of information pertaining to all Product web pages currently on the world wide web or in development by SELLER.

13.3     Web Site Access

         SELLER shall provide all necessary assistance and cooperation to BLOCK to enable users of SELLER's web site to access and link to the web sites at the domain names acquired by BLOCK as set out at Section 13.1.

13.4     Toll-Free Telephone Numbers

         SELLER shall cause the toll-free telephone number in Canada, 1-800-563-7546, and the toll-free telephone number in the United States, 1-888-777-DERM, to be transferred to BLOCK as at the Closing Date.


                                   ARTICLE XIV
                                 INDEMNIFICATION

Section 14.1 Indemnification by SELLER


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     Subject to Section 14.6 and Section 9.5, SELLER shall indemnify and defend BLOCK and hold BLOCK, BLOCK's Affiliates and their directors and officers harmless from and against any and all liabilities or obligations, damages, injury, losses, claims, liens, encumbrances, judgments, costs or expenses, whether in tort or contract, including reasonable attorneys' fees and disbursements not exceeding CDN$12.5 million (any or all of the foregoing herein referred to as "Loss"), insofar as such Loss or actions in respect thereof, whether existing or occurring prior to , on or subsequent to the Closing Date, arises out of or is based upon:

     14.1.1 any misrepresentation or breach of any of the representations, warranties, covenants or agreements made by SELLER in this Asset Purchase Agreement;

     14.1.2 SELLER's ownership, use or operation of the Assets, or manufacture by or on behalf of SELLER, packaging or sale, distribution or promotion of the Product prior to the Closing Date;

     14.1.3  Third Party Claims for which SELLER is responsible pursuant to
             Article X;

     14.1.4 SELLER's failure to pay any and all claims, whether or not disputed by SELLER, or by SELLER's creditors; but

     14.1.5 Excluding Losses resulting from the negligence or willful misconduct of BLOCK.

Section 14.2 Indemnification by BLOCK

     Subject to Section 14.6, BLOCK shall indemnify and hold harmless SELLER from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Closing Date and arises out of or is based upon:

     14.2.1 any misrepresentation or breach of any of the representations, warranties, covenants or agreements made by BLOCK in this Asset Purchase Agreement;

     14.2.2 BLOCK's ownership, use or operation of the Assets, packaging or sale, distribution or promotion of the Product or manufacture by or on behalf of BLOCK except for Losses arising from the Additional Assets and the manufacturing or packaging of the Products by DPI for BLOCK pursuant to the provisions set out herein or in the Supply Agreement after the Closing Date;

     14.2.3  Third Party Claims for which BLOCK is responsible pursuant to
             Article X; but

     14.2.4 Excluding any Losses resulting from the negligence or willful misconduct of the SELLER.

Section 14.3 Prompt Notice Required


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     No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the party seeking indemnification (the "Indemnitee") to the party from whom indemnification is sought (the "Indemnitor") as soon as reasonably practicable after the Indemnitee becomes aware of such claim, provided that the failure to notify the Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have to the Indemnitee other than to the extent the Indemnitor is prejudiced by such failure. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the nature of the Loss and relevant details thereof and shall specify the time, if known and if any, within which applicable law or procedure requires a response to the claim. The Indemnitor shall notify Indemnitee no later than ten (10) days prior to the required response date, or such shorter time as may be reasonable if a response is required in less than ten
(10) days, or if there is no such date, no later than sixty (60) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such Notice within that time the Indemnitor shall no longer be entitled to assume such defense. If the Indemnitor fails to give Indemnitee Notice of its intention to defend any such claim as provided herein, the Indemnitee shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such claim. With respect to any claim which the Indemnitor fails to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss, including reasonable counsel fees and other reasonable expenses of defense.

Section 14.4 Indemnitor May Settle

     The Indemnitor shall at its expense, have the right to settle and defend, through counsel satisfactory to the Indemnitee, any claim which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall, upon reasonable advance notice and during the Indemnitee's regular business hours, permit the Indemnitor full and free access to the books and records of the Indemnitee and otherwise reasonably cooperate with the Indemnitor in connection with such claim, provided that the Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such claims shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitee with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof:

     14.4.1  provide for the unconditional release of the Indemnitee;

     14.4.2  require the payment of compensatory monetary damages only; and

     14.4.3 expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled.

Section 14.5 No Settlement by Indemnitee


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     Without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, the Indemnitee shall neither pay nor voluntarily permit the determination of any liability which is subject to any action for which indemnification is sought while the Indemnitor is negotiating the settlement thereof or contesting the matter.

Section 14.6 Minimum Claims

     Notwithstanding any other provision in this Agreement and except as provided for in this Section 14.6, no claim for indemnification hereunder shall be made against any party hereunder, and no breach or failure of representations and warranties contemplated herein shall be considered to have occurred, unless and until the individual claim or aggregate of individual claims exceeds CDN$10,000, in which event all breaches or failures or representations and warranties contemplated herein shall be considered to have occurred as if this section did not exist and the full amounts claimable shall be the aggregate of the claims then being asserted and not be limited to any amount only in excess of the above-noted limit with the express exception of (i) Product returns, (ii) Product not in compliance with specifications and (iii) Unsupported Deductions as defined in Article XVII which shall not be subject to this Section 14.6 (iv) U.S. Product in Canada which remains available for sale in Canada three (3) weeks after SELLER has received actual notice that such U.S. Product is available for sale in specific locations in Canada, it being understood and agreed that SELLER shall be responsible for each of the foregoing exceptions with no minimum claim.


                                  ARTICLE XV
                             RESTRICTIVE COVENANT

Section 15.1 No Competitive Products

     BLOCK is purchasing world-wide rights to the Products and SELLER acknowledges receiving full and adequate compensation therefore. Commencing on the Closing Date to June 30, 2007, SELLER, excluding DPI, shall not directly or indirectly, sell, advertise, promote, or market (i) any drug or cosmetic that falls into the category of skin cleansers, and (ii) any drug or cosmetic that is a shampoo, moisturizer, skin protectant or any other product for dry or sensitive skin that competes directly with the Products. During the same time period, SELLER shall not and shall cause DPI to not directly or indirectly advise on, participate in, provide, guide or develop technical assistance, scientific and regulatory expertise, research and development support, or modify, refine or convey any know-how, concerning or in any way relating to formulas for manufacture of any competitive product to the Products or for any private label product with a similar formulation to the Products. SELLER shall use its reasonable best efforts to ensure that DPI does not manufacture any private label product with a similar formulation to the Products. For greater certainty, DPI shall be entitled to manufacture products competitive to the Products, which are not private label products with similar formulations to the Products, provided that it has not participated in the formulation or development of such products, as described above. Contemporaneously herewith, formulation or development of such products, as described above. Contemporaneously herewith, SELLER and BLOCK have agreed to enter into an exclusive Technical Assistance Agreement wherein SELLER shall provide to BLOCK certain technical and other assistance relating to the


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Assets in the aforementioned categories. It is acknowledged by BLOCK and
SELLER that this covenant constitutes a part of the purchase price of this transaction.

Section 15.2 Incidental Investments

     Nothing contained in this Article shall be deemed to prohibit SELLER from investing SELLER's funds in securities of any company, if the securities of such company are listed for trading on a national stock exchange, or are traded in over-the-counter market, and SELLER's holdings in any such company represents less than five (5%) percent of the issued and outstanding shares or principal amount of other securities of such company then outstanding.


                                  ARTICLE XVI
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All statements contained herein, or in any Exhibit or Schedule hereto, shall be considered a representation, warranty or covenant of the party making such statement. The representations, warranties and covenants contained herein, or in any Exhibit or Schedule hereto, shall survive and continue as follows:

     (i) those relating to title to the Canadian Trademarks shall continue in perpetuity and those relating to title to the Trademarks outside of Canada shall expire at midnight on the three (3) year anniversary of the Closing Date;

    (ii) those relating to title to all other Assets shall expire at midnight on the three (3) year anniversary of the Closing Date;

    (iii) all other representations and warranties shall expire at midnight on the three (3) year anniversary of the Closing Date.


                                 ARTICLE XVII
                           UNSUPPORTED DEDUCTIONS


     SELLER shall be responsible for all unsupported deductions for eight
(8) months after the Closing Date. For the purposes of this Section and
Section 14.6, "unsupported deductions" shall mean those customer deductions from payments which are not identifiable to a specific documented invoice, credit note, returned goods authorization, contracted promotion or any other explanatory document issued by SELLER and for which all subsequent reasonable efforts by BLOCK were unsuccessful in obtaining the required documentation from the customer.



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                                 ARTICLE XVIII
                                PRODUCT RETURNS


Section 18.1 Orders On or Prior to Closing Date

     SELLER agrees to be responsible for all costs relating to the return of Product shipped by SELLER on orders received prior to the close of business on the Closing Date, provided that such returns are in the normal course and not induced by BLOCK.

Section 18.2 Shipped After Closing Date

     BLOCK agrees to be responsible for all costs relating to the return of Product and to Additional Assets shipped by BLOCK to customers after the Closing Date.

Section 18.3 Presumed Shipped Prior to Closing Date

     In the event it is not possible to determine whether a returned item was attributable to an order received on or after the Closing Date, any item returned within eight (8) months after the Closing Date shall be presumed to have been shipped by SELLER prior to the Closing Date, thereafter returns shall be presumed to have been shipped by BLOCK.

Section 18.4 BLOCK To Purchase Usable Returns

     BLOCK shall purchase from SELLER at SELLER's actual and verified cost all good, useable and saleable returns at BLOCK's sole and absolute discretion acting reasonably. Any returned Product which is unusable or unsalable shall be returned to SELLER and immediately destroyed by SELLER and SELLER shall provide confirmation of such destruction to BLOCK's satisfaction.


                                ARTICLE IXX
                        CONTRACT CLOSING FOR SELLER


Section 19.1 Title to Trademarks

     On or prior to the Closing Date, SELLER shall have obtained full, unencumbered and undisputed ownership of the Trademarks.

Section 19.2 Escrow Agreement

     On the Closing Date, BLOCK and the Escrow Agent shall deliver the executed Escrow Agreement.


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Section 19.3 Supply Agreement and Technical Assistance Agreement

     On the Closing Date, BLOCK shall have executed and will deliver the Supply Agreement as set out in Article IV and the technical assistance agreement ("Technical Assistance Agreement") attached as Exhibit 19.3 to SELLER.

Section 19.4 Funds To Be Paid on Closing

     On the Closing Date, BLOCK will pay to SELLER the purchase price in accordance with the provisions of Section 2.2.

Section 19.5 Confirmation of BLOCK Satisfaction with Section 8.10

     On or prior to the Closing Date, BLOCK shall convey to SELLER its satisfaction with the conditions as set out in Section 8.10 in the form attached hereto as Exhibit 19.5.

Section 19.6 Above is Condition Precedent

     In addition to the conditions as set out in Section 20, BLOCK shall have no obligation to close this transaction or any of the transactions contemplated under this Asset Purchase Agreement unless the requirements of Sections 19.1 and 19.5 are satisfied or BLOCK has waived the requirements in writing and SELLER shall have no obligation to close this transaction or any of the transactions contemplated under this Asset Purchase Agreement unless the requirements of Sections 19.3 and 19.4 are satisfied or SELLER has waived the requirement in writing.


                                   ARTICLE XX
                            CONTRACT CLOSING FOR BLOCK

Section 20.1 Delivery by SELLER

     SELLER shall have delivered to BLOCK the following documents on the Closing Date:

     20.1.1 the opinion of Douglas Parker, General Counsel to SELLER, dated as of the Closing Date, as to the authority of SELLER to enter into this Agreement, to perform the obligations of SELLER under this Agreement, and carry out the various transactions and enter into the various other agreements contemplated by this Agreement, and the enforceability of this Agreement and any other agreements contemplated by this Agreement.

     20.1.2 a Bill of Sale for the Assets, which shall be substantially in the form of Exhibit 20.1.2.

     20.1.3 written evidence that SELLER is the owner of record for all Trademarks used in connection with the Business.



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        20.1.4  a separate Trademark Assignment document, on a country-by-
                country basis, for each of the registrations or pending applications listed on Schedule 1.21, as may be amended from time-to-time, the form of which shall be in substantial conformity with Exhibit 20.1.4 or in such other form as may be required by the Trademark Office which issued the trademark registration or in which a pending application has been filed.

        20.1.5 the documents required by each of the Trademark Offices which issued the trademark registration or in which a pending application has been filed to record the Amalgamation of Spectro-Pharm Inc. and Draxis Health Inc./Sante Draxis Inc., together with the applicable fee.

        20.1.6 a certificate from a senior officer of SELLER certifying the truth and accuracy of all representations, warranties and schedules of SELLER and the performance by SELLER of all obligations, current as of the Closing Date.

        20.1.7 clearance certificates from each province in which SELLER is subject to provincial sales taxes stating that SELLER is current with respect to payment of provincial sales taxes.

        20.1.8 a thorough written description of the course-of-dealing between the SELLER and any third party from whom SELLER purchases the Product or which manufactures the Product for SELLER, including such matters as terms, conditions, quantities, quality, price and turn around times.

        20.1.9 indemnity by SELLER for any losses, damages or expenses incurred by BLOCK by reason of non-compliance with the BULK SALES ACT (Ontario).

        20.1.10 the Escrow Agreement executed by SELLER and the Escrow Agent.

        20.1.11 the Supply Agreement and Technical Assistance Agreement executed by SELLER and BLOCK.

        20.1.12 a Registrant Name Change Agreement executed by SELLER and notarized, together with the Domain Name Registration Agreement or Service Agreement for the domain name "spectroderm.com".

Section 20.2 Conditions Precedent

      BLOCK shall have no obligation to close this transaction, or any of the transactions contemplated under this Asset Purchase Agreement, unless all of the conditions prior to the Closing Date established in the above sections are satisfied or BLOCK has waived in writing any requirement that has not been satisfied as of the desired Closing Date.


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                                   ARTICLE XXI
                                DISPUTE RESOLUTION

Section 21.1 Disputes

      It is agreed that notwithstanding anything in this Article XXI to the contrary, the obligations related to Section 14.1 and to the Levy Non-Competition Agreement as set out at Section 6.12 and Section 8.11 shall be expressly excluded from this Article XXI. It is further agreed that notwithstanding anything in this Article XVII to the contrary, BLOCK shall have the ability to seek equitable and injunctive remedies in any appropriate court.

Section 21.2 Negotiations

      BLOCK and SELLER will both attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or its subject matter promptly by negotiations between representatives of the parties who have authority to settle the dispute or claim and will follow the procedures set out in Section 3.1 and 8.10 if applicable.

      The disputing party will give the other party written notice of the dispute. Within fourteen calendar days after receipt of this notice, the receiving party shall submit to the other a written response. The notice and response shall include: (a) a statement of the party's understanding of the dispute, and (b) the name and title of the person who will represent that party at the negotiation. The notice and responses shall not exceed five pages. The representatives shall meet at a mutually acceptable time and place within fourteen calendar days of the Response Date (as such term is hereinafter defined), and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. "Response Date" shall mean the earlier of (i) the date of submission of the aforesaid written response or (ii) the expiry of fourteen (14) days after the giving of the written notice of dispute in the event the receiving party does not provide a written response.

Section 21.3 Mediation

      If the dispute has not been resolved within twenty calendar days of the Response Date, the twentieth (20th) day herein being defined as the "Submission Date", the dispute shall be submitted to mediation in accordance with the following procedure:

        21.3.1 Selection of Neutral. BLOCK and SELLER shall have five business days from the Submission Date to agree upon a mutually acceptable neutral person not affiliated with either of BLOCK or SELLER (the "Neutral"). If no Neutral has been selected within such time, BLOCK and SELLER agree jointly to request the Administrator, The Private Court, 150 King Street West, Suite 2512, Toronto, Ontario M5H 1J9 to supply within five days a list of five potential Neutrals from amongst its members with qualifications as specified by BLOCK and SELLER in the joint request. Within three business days of the receipt of the list, BLOCK


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               and SELLER shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Neutral the individual receiving the highest combined ranking who is available to serve. If either party does not rank and provided a copy of the ranking to the other party, the party who does rank the Neutral will be able to select the Neutral.

        21.3.2 Time and Place for Mediation. In consultation with the Neutral, BLOCK and SELLER shall promptly designate a mutually convenient time for the mediation which shall be held at a mutually agreed upon site in downtown Toronto, Ontario (and unless circumstances require otherwise, such time to be not later than ten (10) days after the selection of the Neutral).

        21.3.3 Summary of Views. Two days prior to the first scheduled session of the mediation, each party shall deliver to the Neutral and to the other party a concise written summary of its views on the facts and issues in dispute, not to exceed five pages.

        21.3.4 Staffing at Mediation. In the mediation, each party may be represented by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the mediation.

        21.3.5 Conduct of Mediation. BLOCK and SELLER will attempt to resolve the dispute with the assistance of the Neutral. To this end, the Neutral is authorized to conduct both joint meetings and separate private caucuses with BLOCK and SELLER.

        21.3.6 Neutrals' Views. Neither the opinions nor recommendations of the Neutral(s) shall be binding on BLOCK or SELLER.

        21.3.7 Termination of Procedure. BLOCK and SELLER agree to participate in the first scheduled session of the mediation for at least four hours (unless terminated earlier by the Neutral). After that time, either BLOCK or SELLER may leave the mediation at any time. BLOCK and SELLER agree not to take any action in relation (other than good faith attempts to negotiate a settlement dispute) to the dispute prior to the conclusion of a ten-day post-mediation period that commences on the day after the conclusion of the mediation.

        21.3.8 Disqualification and Fees of Neutral(s). The fees of the Neutral shall be shared equally by BLOCK and SELLER. The Neutral shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in dispute and any related matters.

        21.3.9 Confidentiality. The parties shall at all times maintain as confidential all aspects of the mediation. Neither party shall make any stenographic, visual or audio records of the mediation. All conduct, statements, promises, offers, views or opinions, whether oral or written, made during the course of the mediation by BLOCK, SELLER, or their respective agents, employees, representatives or other


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                invitee, and by the Neutral (who will be the parties' joint agent for the purposes of the mediation) are confidential. No conduct, statements, promises, offers, views or opinions shall be discoverable or admissible for any purposes, including the impeachment of any witness in any litigation or other proceeding involving BLOCK or SELLER with regard to the Assets, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either BLOCK or SELLER; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

Section 21.4    Arbitration

        After the expiry of the ten-days post-mediation period referred to in section 21.3.7, and with no agreement having been reached by the parties, the controversy shall be finally settled by arbitration in accordance with the provisions of the ARBITRATION ACT, 1991, Ontario and any amendments thereto. The following rules shall apply to the arbitration.

        21.4.1 The arbitration tribunal shall consist of one arbitrator who is not affiliated with either of BLOCK or SELLER and is appointed by mutual agreement of BLOCK and SELLER or, in the event of failure to reach an agreement within ten (10) days after the expiry of the ten-days post-mediation period, either party may request the Co-ordinator, ADR Chambers, 48 Yonge Street, Suite 1100, Toronto, Ontario M5E 1G6 (or any successor thereto) to provide a list of five arbitrators from amongst its members outlining their qualifications. Within three business days of the receipt of the list, BLOCK and SELLER shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve. If either party does not rank and provide a copy of the ranking to the other party, the party who does rank the arbitrator will be able to select the arbitrator.

        21.4.2 The arbitrator shall be instructed that time is of the essence in proceeding with his or her determination of any dispute, claim, question or difference. The arbitration tribunal shall determine the time, date and place of arbitration, taking into consideration the parties' convenience and the other circumstances of the case.

        21.4.3 BLOCK and SELLER will agree, in consultation with the arbitrator, on the rules for the arbitration. Absent agreement to the contrary, the following rules, designed to save time and expense for the parities, will apply:

                21.4.3.1 Statements shall be in writing and shall be no more than five pages in length; and shall be submitted to the arbitration tribunal and to the other party two days prior to the arbitration.


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                21.4.3.2     Each party will provide to the other access to
                             any documents that may be relevant to the arbitration. Each party will also provide to the other a list and copies of up to (but not exceeding) 20 documents that the party intends to rely on at the arbitration. Such access will be during normal business hours and will commence one day after the appointment of the arbitration tribunal and shall terminate one day prior to submission of the statements.

                21.4.3.3 Each party will be entitled to oral discovery of one representative of the other party if it deems it appropriate at a mutually agreed upon date, time and location. Each party may only discover the other party's representative for a maximum of one eight hour day. Any questions refused will be put to the arbitrator for the arbitrator's determination as to whether the questions are appropriate and relevant;

                21.4.3.4 At the hearing, opening argument will be limited to one half hour per party;

                21.4.3.5 Each party may produce up to two witnesses for direct examination. The total time permitted for direct examination will be two hours for each witness. Total time for cross-examination will also be two hours for each witness;

                21.4.3.6 The party may introduce any of its twenty documents through either of its witnesses. The other party may, if appropriate, challenge the authenticity of any document produced through those witnesses;

                21.4.3.7 Closing arguments will be limited to one hour for each party;

                21.4.3.8 The arbitrator will attempt to produce a decision within seven calendar days of the conclusion of the arbitration, and written reasons within two months of the arbitration.

        21.4.4 The arbitration shall be conducted in English and shall take place in Toronto, Ontario.

        21.4.5 The arbitration awards shall be given in writing and shall be final, and binding on BLOCK and SELLER, not subject to any appeal whatsoever, and shall deal with the question of costs of the arbitration and all matters related thereto. In his or her award of costs, the arbitrator may consider each party's effort to resolve the dispute through negotiation and mediation, and any settlement offer made at the arbitration. If either party refuses to participate in the negotiation or mediation, there shall be a presumption that solicitor and client costs shall be awarded against that party refusing to participate, regardless of the outcome of the arbitration.


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        21.4.6  Judgement upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for judicial recognition of the award or an order for enforcement thereof, as the case may be.

        21.4.7 The arbitrator will not be empowered to and shall not award punitive, exemplary, special, consequential or incidental damages.

Section 21.5    Only Procedures for Settling Disputes

        Subject to the provisions of subsection 21.1 hereof, the procedures specified in this Article XVII are the only procedures for the resolution of any dispute or claim arising out of or related to this Agreement, or the breach, termination or validity thereof, or any other related agreement, between BLOCK and SELLER. If any party attempts to have issues resolved in court that should properly be resolved pursuant to this Article XXI, the parties agree that this section can be used to stay any such proceedings. However, before or during the time that BLOCK and SELLER follow these procedures, either one can go to the appropriate court to get a preliminary injunction or other preliminary judicial relief if such party reasonably believes that such a step is necessary to avoid irreparable damage or harm. Even if either party take such action, both parties will continue to participate in good faith in the procedures specified in this Article XXI.


                                 ARTICLE XXII
                                  ASSIGNMENT

        In the event of SELLER's winding-up, insolvency or bankruptcy, whether voluntary or involuntary, the Non-Competition Agreements, both dated February 14, 1997, between Mortimer Levy and Spectro-Pharm Inc. Draxis Health Inc. and Pearl Levy and Spectro-Pharm Inc. Draxis Health Inc. shall be deemed to be assigned by SELLER to BLOCK, such assignment to take effect one day prior to such winding-up insolvency or bankruptcy, all subject to the obtaining of all necessary consents from the Levys'.


                                ARTICLE XXIII
                                   NOTICES

Section 23.1 Written Notice Only

        Every notice or other communication required or contemplated by this Agreement be either party shall be in writing.

Section 23.2 Manner Of Giving Notice

        Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party by either:


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         23.2.1  personal delivery; or

         23.2.2  facsimile; or

         23.2.3 certified or registered mail, postage prepaid, addressed to the party for whom such notice was intended; or

         23.2.4  by overnight courier.

Section 23.3 Closing Date of Notice

         23.3.1 Notice delivered in person shall be deemed to have been delivered upon receipt by the party to whom such notice was sent.
         23.3.2 Notice delivered by facsimile shall be deemed to have been delivered at noon on the first business day after the date on which the facsimile was sent.

         23.3.3 Notice by certified or registered mail shall be deemed to have been delivered on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the closing date of notice shall be presumed to have been the fifth
                 (5th) business day after it was deposited in the mail.

         23.3.4 Notice delivered by overnight courier shall be deemed to have been delivered upon the first (1st) business day following the date on which the courier service records the delivery as having occurred.
Section 23.4 Notice to BLOCK

         Unless SELLER receives notice to the contrary, all Notices directed to BLOCK shall be sent to the attention of:
                           President
                           Block Drug Company (Canada) Limited
                           7600 Danbro Crescent
                           Mississauga, Ontario
                           Canada L5N 6L6
                           905-542-3024 (facsimile)
                           905-542-7282 (telephone)

with a copy to:
                           Vice President-Law
                           Block Drug Company, Inc.
                           257 Cornelison Avenue
                           Jersey City, New Jersey 07302
                           201-451-2534 (facsimile)
                           201-434-3000 (telephone)

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Section 23.5 Notice to SELLER

         Unless BLOCK receives notice to the contrary, all Notices directed to SELLER shall be sent to the attention of:

                           President
                           Draxis Health, Inc.
                           6870 Goreway Drive
                           Mississauga, Ontario
                           Canada L4V 1P1
                           905-677-5502 (facsimile)
                           905-677-5500 (telephone)

with a copy to:

                           Draxis General Counsel
                           Draxis Health Inc.
                           6870 Goreway Drive
                           Mississauga, Ontario
                           Canada L4V 1P1
                           905-677-5502 (facsimile)
                           905-677-5500 (telephone)

Section 23.6 No Oral Notice

         Oral notice, even if actually received, shall not be effective against the party to whom such Notice was given.


                                ARTICLE XXIV
                                MISCELLANEOUS


Section 24.1 Section Headings

         The titles, headings or captions of sections and paragraphs in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

Section 24.2 Severability

         Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under


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applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement.

Section 24.3 Entire Agreement/Merger

         This Agreement sets forth the entire agreement between the parties hereto pertaining to the purchase of the Assets and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof.

         All discussion between the parties with respect to the Assets have been merged into this Agreement, and neither party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.





Section 24.4 Amendment

         No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

Section 24.5 Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument.

Section 24.6 No Waiver of Rights

         No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

Section 24.7 Force Majeure

         Neither party shall be liable hereunder to the other party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond the control of either party, including but not limited to acts of God, fires, floods, riots, wars,

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civil disturbances, sabotage, accidents, labor disputes, shortages, government actions (including but not limited to priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment, labor or transportation.

Section 24.8 Further Cooperation and Assurances

     The parties hereto shall, without regard to when such need arises, each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

Section 24.9 Expenses

     The parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

Section 24.10 Binding Effect

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 24.11 Time and Place of Closing

     The closing of the transactions contemplated hereunder shall be held at 2:00 p.m. on the Closing Date at the offices of Baker & McKenzie, BCE Place, 181 Bay Street, Suite 2100, Toronto, Ontario, Canada, M5J 2T3, or at such other location and at such time as is mutually agreed to by the parties hereto.

Section 24.12 Governing Law

     This Asset Purchase Agreement shall be construed and interpreted in accordance with the laws of the province of Ontario, Canada.

Section 24.13 No Strict Construction

     This Agreement has been prepared jointly and shall not be strictly construed against either party.

Section 24.14 Tax and Financial Treatment

     SELLER and BLOCK agree that this transaction is an Asset Purchase. Both parties therefore agree to treat this transaction accordingly for financial and tax purposes.


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     IN WITNESS WHEREOF the parties have duly executed this Asset Purchase
Agreement on the date first written above.

BLOCK DRUG COMPANY (CANADA) LIMITED

By:
    -----------------------------------
Name:  Anthony G. Aiuvalasit, Jr.
Title: Assistant Secretary and Vice President Law


BLOCK DRUG COMPANY INC.

By:
    -----------------------------------
Name:  Anthony G. Aiuvalasit, Jr.
Title: Assistant Secretary and Vice President Law


DRAXIS HEALTH INC.

By: /s/ Jacqueline Le Saux
    -----------------------------------
Name:  Jacqueline H.R. Le Saux
Title: Senior VP, Secretary & Chief Development Officer


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Section 24.11 Time and Place of Closing

     The closing of the transactions contemplated hereunder shall be held at 2:00 p.m. on the Closing Date at the offices of Baker & McKenzie, BCE Place, 181 Bay Street, Suite 2100, Toronto, Ontario, Canada, M5J 2T3, or at such other location and at such time as is mutually agreed to by the parties hereto.

Section 24.12 Governing Law

     This Asset Purchase Agreement shall be construed and interpreted in accordance with the laws of the province of Ontario, Canada.

Section 24.13 No Strict Construction

     This Agreement has been prepared jointly and shall not be strictly construed against either party.

Section 24.14 Tax and Financial Treatment

     SELLER and BLOCK agree that this transaction is an Asset Purchase. Both parties therefore agree to treat this transaction accordingly for financial and tax purposes.

     IN WITNESS WHEREOF the parties have duly executed this Asset Purchase Agreement on the date first written above.

BLOCK DRUG COMPANY (CANADA) LIMITED

By: /s/ Anthony G. Aiuvalasit, Jr.
    -----------------------------------------
Name:  Anthony G. Aiuvalasit, Jr.
Title: Assistant Secretary and Vice President Law


BLOCK DRUG COMPANY INC.

By: /s/ Anthony G. Aiuvalasit, Jr.
    -----------------------------------------
Name:  Anthony G. Aiuvalasit, Jr.
Title: Assistant Secretary and Vice President Law


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